EXHIBIT 10.34

AMENDMENT TO

EXCESS BENEFIT PLAN

Morgan Stanley & Co. Incorporated (the “Corporation”) hereby amends the Morgan Stanley & Co. Incorporated Excess Benefit Plan, as amended (the “Excess Plan”), as follows:

1.	Effective January 1, 2004, the first paragraph of Section I of the Excess Plan is amended to read as follows:

“The Excess Benefit Plan (the “Plan”) is an unfunded plan maintained by Morgan Stanley & Co. Incorporated for the purpose of providing additional retirement benefits to certain key employees who participate in the Morgan Stanley Employees Retirement Plan (the “Pension Plan”). The Plan includes an “excess benefit plan” within the meaning of Sections 3(36) and 4(b)(5) of the Employee Retirement Income Security Act of 1974, as amended, and provides certain benefits under the benefit formula that applied generally under the Pension Plan prior to January 1, 2004. The Plan is not a plan intended to be qualified under Section 401 of the Internal Revenue Code (the “Code”).

2.	Effective August 31, 2002, the last sentence of the first paragraph of Section III of the Excess Plan is amended to read as follows:

“Notwithstanding the foregoing, (i) only persons who have an Excess Benefit under this Plan on December 31, 2003 may participate in this Plan on or after January 1, 2004 and (ii) persons who are described in clause (i) of this sentence may continue to accrue an Excess Benefit after January 1, 2004 only if (A) the sum of their Period of Service as an Employee and age, each as of January 1, 2004, equals 60 and (B) they have a Period of Service as an Employee of at least 5 years as of January 1, 2004 and (C) their rate of base pay is above $170,000 as of January 1, 2004.”

3.	Effective November 20, 2003, a new paragraph shall be added to the end of Section III of the Excess Plan to read as follows:

“Notwithstanding the foregoing, no employee who is hired in connection with the acquisition of certain assets of Lend Lease Corporation Limited (“Lend Lease”) pursuant to a Purchase and Sale Agreement between Morgan Stanley Realty Incorporated and Lend Lease dated as of June 16, 2003 shall be eligible to participate in the Plan.”

4.	Effective January 1, 2004, the first paragraph of Section IV of the Excess Plan shall be amended to read as follows:

“The amount payable under this Plan to a Participant or the beneficiary of a Participant (hereinafter referred to as the “Excess Benefit”) equals the excess of (i) the amount payable under the Pension Plan to such Participant, determined as if such Participant is a Grandfathered MS Participant (regardless of whether such Participant actually is a Grandfathered MS Participant) and determined without regard to the limitations on salary and benefits described in Section 10 of the Pension Plan or Sections 401(a)(17) and 415 of the Code or any successor or comparable provisions, over (ii) the maximum annual benefits to which such Participant is entitled under the Pension Plan, taking into account the terms of the Pension Plan (as they actually apply to the Participant) and such limitations. Such Excess Benefit shall be payable in the manner and at the times at which such Participant’s benefits are payable under the Pension Plan; provided, however, that a Participant who is receiving benefits in the form of a joint and survivor annuity under the Pension Plan may elect under this Plan at any time prior to his death that the benefit otherwise payable under the Plan to the Participant’s spouse should the spouse survive the Participant will be payable to the Participant’s estate for a period measured by the life of the spouse. Notwithstanding the foregoing, effective January 1, 2004, in determining the amount of benefits payable under the Plan, the actuarial reduction and conversion factors that apply for purposes of benefits accrued after 2003 under Exhibit A of the Morgan Stanley Employees Retirement Plan shall apply under this Plan.”

5.	Effective January 1, 2004, Section V of the Excess Plan shall be amended to read as follows:

“V. Administration of the Plan

“The Plan Administrator designated in the Pension Plan shall administer the Plan, provided, however that the person or persons to whom authority over claims and appeals under the Pension Plan have been assigned (the “Claims Authorities”) shall have authority over claims and appeals under this Plan. The Plan Administrator and Claims Authorities shall have authority over claims and appeals under this Excess Plan, shall have the same rights, responsibilities and authority under this Excess Plan as are assigned to them under the Pension Plan, the relevant provisions of which are incorporated herein by this reference. Interpretations of the Plan Administrator and the Claims Authorities shall be conclusive and binding on all persons.”

6.	Effective January 1, 2004, all references in the Plan to the Morgan Stanley & Co. Incorporated Pension Plan (or any predecessor plan) shall be changed to references to the Morgan Stanley Employees Retirement Plan.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed on its behalf as of the 24th day of December, 2003.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ KAREN JAMESLEY

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